Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

South State Corporation

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement (File No. 333-237214 on Form S-4) (this “Post-Effective Amendment”) of our reports dated February 21, 2020, with respect to the consolidated financial statements of South State Corporation and subsidiary as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the effectiveness of South State Corporation’s internal control over financial reporting as of December 31, 2019, included in the Annual Report on Form 10-K for South State Corporation for the year ended December 31, 2019, and to the reference to our firm under the heading “Experts” in this Post-Effective Amendment.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 8, 2020